Eaton Vance Management

Two International Place

Boston, MA  02110

(617) 482-8260

www.eatonvance.com

October 29, 2014

Securities and Exchange Commission

Judiciary Plaza

450 Fifth Street, NW

Washington, DC  20549

Re:  Registered Management Investment Company Fidelity Bond

Ladies and Gentlemen:

On behalf of the Registrants listed on the attached Schedule A, filed herewith pursuant to Rule 17-g l (g)(1)(B)(i)(ii),(iii) and (iv) under the Investment Company Act of 1940 is:

(i)

A copy of the fidelity bond;

(ii)

a certified copy of the resolutions of majority of the Trustees who are not interested persons of the Trust’s listed on Schedule A approving the bond.

(iii)

a statement showing the amount of the single insured bond which each investment company would have maintained had it not been named as an insured under a joint insured bond which is effective from September 1, 2014 to September 1, 2015;

(iv)

a statement as to the period for which premiums have been paid; and

(v)

a copy of the agreement between the investment company and each of the named insureds entered into pursuant to paragraph (f) of Regulation 17g-1.

If you have any questions or comments concerning the enclosed, please contact the undersigned at

(617) 672-8106 or fax (617) 672-1106.

Sincerely,

/s/ Paul M. O’Neil

Paul M. O’Neil

Vice President

Schedule A

Eaton Vance Growth Trust, a series fund consisting of:

o

Eaton Vance Asian Small Companies Fund

o

Eaton Vance-Atlanta Capital Focused Growth Fund

o

Eaton Vance Atlanta Capital Select Equity Fund

o

Eaton Vance-Atlanta Capital SMID-Cap Fund

o

Eaton Vance Focused Growth Opportunities Fund

o

Eaton Vance Focused Value Opportunities Fund

o

Eaton Vance Global Natural Resources Fund

o

Eaton Vance Greater China Growth Fund

o

Eaton Vance Hexavest Emerging Markets Equity Fund

o

Eaton Vance Hexavest Global Equity Fund

o

Eaton Vance Hexavest International Equity Fund

o

Eaton Vance Hexavest U.S. Equity Fund

o

Eaton Vance Multi-Cap Growth Fund

o

Parametric Balanced Risk Fund

o

Eaton Vance Richard Bernstein All Asset Strategy Fund

o

Eaton Vance Richard Bernstein Equity Strategy Fund

o

Eaton Vance Worldwide Health Sciences Fund

o

Parametric Balanced Risk Fund

Eaton Vance Investment Trust, a series fund consisting of:

o

Eaton Vance Floating Rate Municipal Income Fund

o

Eaton Vance Massachusetts Limited Maturity Municipal Income Fund

o

Eaton Vance National Limited Maturity Municipal Income Fund

o

Eaton Vance New York Limited Maturity Municipal Income Fund

Eaton Vance Municipals Trust, a series fund consisting of:

o

Eaton Vance Arizona Municipal Income Fund

o

Eaton Vance California Municipal Income Fund

o

Eaton Vance Connecticut Municipal Income Fund

o

Eaton Vance Georgia Municipal Income Fund

o

Eaton Vance Maryland Municipal Income Fund

o

Eaton Vance Massachusetts Municipal Income Fund

o

Eaton Vance Minnesota Municipal Income Fund

o

Eaton Vance Missouri Municipal Income Fund

o

Eaton Vance Municipal Opportunities Fund

o

Eaton Vance National Municipal Income Fund

o

Eaton Vance New Jersey Municipal Income Fund

o

Eaton Vance New York Municipal Income Fund

o

Eaton Vance North Carolina Municipal Income Fund

o

Eaton Vance Ohio Municipal Income Fund

o

Eaton Vance Oregon Municipal Income Fund

o

Eaton Vance Pennsylvania Municipal Income Fund

o

Eaton Vance South Carolina Municipal Income Fund

o

Eaton Vance Virginia Municipal Income Fund

Eaton Vance Municipals Trust II, a series fund consisting of:

o

Eaton Vance High Yield Municipal Income Fund

o

Eaton Vance Tax-Advantaged Bond Strategies Intermediate Term Fund

o

Eaton Vance Tax-Advantaged Bond Strategies Long Term Fund

o

Eaton Vance Tax-Advantaged Bond Strategies Short Term Fund

Eaton Vance Mutual Funds Trust, a series fund consisting of:

o

Eaton Vance AMT-Free Municipal Income  Fund

o

Eaton Vance Atlanta Capital Horizon Growth Fund

o

Eaton Vance Diversified Currency Income Fund

o

Eaton Vance Build America Bond Fund

o

Eaton Vance Currency Income Advantage Fund

o

Eaton Vance Emerging Markets Local Income Fund

o

Eaton Vance Floating-Rate Fund

o

Eaton Vance Floating-Rate Advantage Fund

o

Eaton Vance Floating-Rate & High Income Fund

o

Eaton Vance Global Dividend Income Fund

o

Eaton Vance Global Macro Absolute Return Fund

o

Eaton Vance Global Macro Absolute Return Advantage Fund

o

Eaton Vance Government Obligations Fund

o

Eaton Vance High Income Opportunities Fund

o

Eaton Vance Large-Cap Core Research Fund

o

Eaton Vance Short Duration Government Income Fund

o

Eaton Vance Short Duration High Income Fund

o

Eaton Vance Multi-Strategy Absolute Return Fund

o

Eaton Vance Multi-Strategy All Market Fund

o

Parametric Commodity Strategy Fund

o

Parametric Dividend Income Fund

o

Parametric Emerging Markets Core Fund

o

Parametric Emerging Markets Fund

o

Parametric Global Small-Cap Fund

o

Parametric International Equity Fund

o

Parametric Market Neutral Fund

o

Parametric Tax-Managed International Equity Fund

o

Eaton Vance Short Duration Strategic Income Fund

o

Eaton Vance Tax-Managed Equity Asset Allocation Fund

o

Eaton Vance Tax-Managed Global Dividend Income Fund

o

Eaton Vance Tax-Managed Growth Fund 1.1

o

Eaton Vance Tax-Managed Growth Fund 1.2

o

Eaton Vance Tax-Managed Multi-Cap Growth Fund

o

Eaton Vance Tax-Managed Small-Cap Fund

o

Eaton Vance Tax-Managed Small-Cap Value Fund

o

Eaton Vance Tax-Managed Value Fund

o

Eaton Vance U.S. Government Money Market Fund

Eaton Vance Series Fund, Inc., a series fund consisting of:

o

Eaton Vance Institutional Emerging Markets Local Debt Fund

Eaton Vance Series Trust, a series fund consisting of:

o

Eaton Vance Tax-Managed Growth Fund 1.0

Eaton Vance Series Trust II, a series fund consisting of:

o

Eaton Vance Income Fund of Boston

o

Parametric Tax-Managed Emerging Markets Fund

Eaton Vance Special Investment Trust, a series fund consisting of:

o

Eaton Vance Balanced Fund

o

Eaton Vance Bond Fund

o

Eaton Vance Commodity Strategy Fund

o

Eaton Vance Dividend Builder Fund

o

Eaton Vance Greater India Fund

o

Eaton Vance Investment Grade Income Fund

o

Eaton Vance Large-Cap Growth Fund

o

Eaton Vance Large-Cap Value Fund

o

Parametric Absolute Return Fund

o

Eaton Vance Real Estate Fund

o

Eaton Vance Risk-Managed Equity Option Fund

o

Eaton Vance Short Duration Real Return Fund

o

Eaton Vance Small-Cap Fund

o

Eaton Vance Small-Cap Value Fund

o

Eaton Vance Special Equities Fund

Eaton Vance Variable Trust, a series fund consisting of:

o

Eaton Vance VT Floating-Rate Income Fund

o

Eaton Vance VT Large-Cap Value Fund

Eaton Vance Closed-End Funds

o

Eaton Vance California Municipal Bond Fund

o

Eaton Vance California Municipal Bond Fund II

o

Eaton Vance California Municipal Income Trust

o

Eaton Vance Enhanced Equity Income Fund

o

Eaton Vance Enhanced Equity Income Fund II

o

Eaton Vance Floating-Rate Income Plus Fund

o

Eaton Vance Floating-Rate Income Trust

o

Eaton Vance Limited Duration Income Fund

o

Eaton Vance Massachusetts Municipal Bond Fund

o

Eaton Vance Massachusetts Municipal Income Trust

o

Eaton Vance Michigan Municipal Bond Fund

o

Eaton Vance Michigan Municipal Income Trust

o

Eaton Vance Municipal Bond Fund

o

Eaton Vance Municipal Bond Fund II

o

Eaton Vance Municipal Income Term Trust

o

Eaton Vance Municipal Income Trust

o

Eaton Vance National Municipal Opportunities Trust

o

Eaton Vance New Jersey Municipal Bond Fund

o

Eaton Vance New Jersey Municipal Income Trust

o

Eaton Vance New York Municipal Bond Fund

o

Eaton Vance New York Municipal Bond Fund II

o

Eaton Vance New York Municipal Income Trust

o

Eaton Vance Ohio Municipal Bond Fund

o

Eaton Vance Ohio Municipal Income Trust

o

Eaton Vance Pennsylvania Municipal Bond Fund

o

Eaton Vance Pennsylvania Municipal Income Trust

o

Eaton Vance Risk-Managed Diversified Equity Income Fund

o

Eaton Vance Senior Floating-Rate Trust

o

Eaton Vance Senior Income Trust

o

Eaton Vance Short Duration Diversified Income Fund

o

Eaton Vance Tax-Advantaged Bond and Option Strategies Fund

o

Eaton Vance Tax-Advantaged Dividend Income Fund

o

Eaton Vance Tax-Advantaged Global Dividend Income Fund

o

Eaton Vance Tax-Advantaged Global Dividend Opportunities Fund

o

Eaton Vance Tax-Managed Buy-Write Income Fund

o

Eaton Vance Tax-Managed Buy-Write Opportunities Fund

o

Eaton Vance Tax-Managed Diversified Equity Income Fund

o

Eaton Vance Tax-Managed Global Buy-Write Opportunities Fund

o

Eaton Vance Tax-Managed Global Diversified Equity Income Fund

A-4